Exhibit 10.15

STELLARONE CORPORATION
TIME-BASED RESTRICTED STOCK AGREEMENT

Granted <<GRANT DATE>>

This Time-Based Restricted Stock Agreement (this “Agreement”) is entered into as of <<GRANT DATE>> pursuant to Section 8 of the StellarOne Corporation Stock and Incentive Compensation Plan (the “Plan”) and evidences the grant, and the terms, conditions and restrictions pertaining thereto, of Restricted Stock (as defined in the Plan) to <<NAME>> (the “Participant”).

WHEREAS, StellarOne Corporation (the “Company”) maintains the Plan under which the Committee (as defined in the Plan) may, among other things, award shares of the Company’s common stock (the “Common Stock”) to such key employees of the Company and its Subsidiaries (as defined in the Plan) as the Committee may determine, subject to terms, conditions and restrictions as it may deem appropriate;

WHEREAS, pursuant to the Plan, the Committee has awarded to the Participant a restricted stock award conditioned upon the execution by the Company and the Participant of this Agreement setting forth all the terms and conditions applicable to such award;

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its Subsidiaries by the Participant and of the covenants contained herein, the parties hereby agree as follows:

1.
Award of Shares.  Under the terms of the Plan, the Committee has awarded to the Participant a restricted stock award as of <<GRANT DATE>> (“Award Date”), covering <<NUMBER>> shares of Common Stock (the “Award Shares”), subject to the terms, conditions and restrictions set forth in this Agreement.

2.	Period of Restriction.

(a)
Subject to accelerated vesting or forfeiture as hereinafter provided, the Participant’s interest in the Award Shares shall become transferable and non-forfeitable (“Vested” or “Vesting”) as of the following vesting dates, provided he remains in employment with the Company or any of its Subsidiaries as of the applicable date:

(i)	25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise be Vested) shall become Vested on <<GRANT DATE + 1 YEAR>>;

(ii)	25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise be Vested) shall become Vested on <<GRANT DATE + 2 YEARS>>;

(iii)	25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise be Vested) shall become Vested on <<GRANT DATE + 3 YEARS>>; and

(iv)	The remaining unvested Award Shares shall become Vested on <<GRANT DATE + 4 YEARS>>;

(each date, a “Vesting Date” and the period from the Award Date through each Vesting Date being a “Period of Restriction” with respect to the applicable Award Shares).

(b)	Notwithstanding any other provision of this Agreement to the contrary:

(i)
If the Participant’s employment with the Company and its Subsidiaries is terminated during the Period of Restriction due to his death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), any remaining unvested Award Shares at the date of such termination of employment shall automatically be Vested in the amount (rounded down to the next whole share if a fractional share would otherwise become Vested) of the excess of (A) one-fifth (1/5th) of the Award Shares for each whole and partial year which has elapsed since the Award Date through the date of such termination of employment over (B) the number of Award Shares, if any, which otherwise had Vested pursuant to Section 2(a) above (e.g., if such termination occurs on or after the second anniversary of the Award Date and before the third anniversary, the fraction in (A) is 3/5).

(ii)
If the Participant’s employment with the Company and its Subsidiaries is terminated during the Period of Restriction due to retirement with the consent of the Committee at or after age 60 with at least ten (10) years of continuous service with the Company and its Subsidiaries since last date of hire, any remaining unvested Award Shares at the date of such termination of employment shall automatically be Vested in the amount (rounded down to the next whole share if a fractional share would otherwise become Vested) of the excess of (A) one-fifth (1/5th) of the Award Shares for each whole and partial year which has elapsed since the Award Date through the date of such termination of employment over (B) the number of Award Shares, if any, which otherwise had Vested pursuant to Section 2(a) above.

(iii)
If the Participant’s employment with the Company and its Subsidiaries is involuntarily terminated by the Company during the Period of Restriction, the Committee, may, in its sole discretion, waive the automatic forfeiture of any or all unvested Award Shares otherwise provided in Section 6 and provide for such Vesting as its deems appropriate subject to such new restrictions, if any, applicable to the Award Shares as it deems appropriate.

(iv)
If a “Change of Control” of the Company (as defined in the Plan) occurs during the Period of Restriction and the Participant has remained in employment with the Company or any of its Subsidiaries through the date such “Change of Control” occurs, any remaining unvested Award Shares shall be automatically Vested upon the “Change of Control.”

(c)
Notwithstanding any other provision of this Agreement to the contrary, no Award Share shall be sold until the expiration of six months from the Award Date other than in the case of the Participant’s death or disability as provided in Section 2(b)(i) above.

(d)
Except as contemplated in Section 2(a), 2(b) or 2(c), the Award Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, during the Period of Restriction.

3.
Stock Certificates.  The stock certificate(s) for the Award Shares shall be registered on the Company’s stock transfer books in the name of the Participant in book entry or electronic form or in certificated form as determined by the Committee.  If issued in certificated form, physical possession of the stock certificate(s) shall be retained by the Company until such time as the Period of Restriction lapses.

Any Award Shares issued in book entry or electronic form shall be subject to the following legend, and any certificate(s) evidencing the Award Shares shall bear the following legend, during the Period of Restriction:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the StellarOne Corporation Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated <<GRANT DATE>>.  A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of StellarOne Corporation.

4.	Voting Rights. During the Period of Restriction, the Participant may exercise full voting rights with respect to the Award Shares.

5.
Dividends and Other Distributions.  During the Period of Restriction, the Participant shall be entitled to receive currently all dividends and other distributions paid with respect to the Award Shares (other than dividends or distributions which are paid in shares of Common Stock).  If, during the Period of Restriction, any such dividends or distributions are paid in shares of Common Stock with respect to the Award Shares, such shares shall be registered in the name of the Participant and, if issued in certificate form, deposited with the Company as provided in Section 3, and such shares shall be subject to the same restrictions on Vesting and transferability as the Award Shares with respect to which they were paid.

6.
Forfeiture on Termination of Employment.  Except as provided in Section 2(b), the balance of any Award Shares which are not considered Vested by or at the Participant’s termination of employment with the Company and its Subsidiaries shall be forfeited.

7.
Employment.  Nothing under the Plan or in this Agreement shall confer upon Participant any right to continue in the employ of the Company or its Subsidiaries or in any way affect the Company’s right to terminate Participant’s employment without prior notice at any time for any or no reason.

8.
Withholding Taxes.  The Company shall have the right to retain and withhold the amount of taxes (at the statutorily required rates) required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares.  At its discretion, the Committee may require the Participant to reimburse the Company for any such taxes required to be withheld by the Company and to withhold any distribution in whole or in part until the Company is so reimbursed.  The Participant or any successor in interest is authorized to deliver shares of Common Stock in satisfaction of such withholding obligations, or to elect to have the Company retain and withhold shares of Common Stock having a market value on the date of delivery or withholding not less than the amount of such taxes and cancel any such shares so withheld in order to reimburse the Company for any such taxes.  In the event the Participant does not deliver or elect to have the Company retain and withhold shares of Common Stock as described in the preceding sentence, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes.

9.
Administration.  The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of the Plan and this Agreement.  All such Committee determinations shall be final, conclusive and binding upon the Company and the Participant.

10.	Notices. Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

StellarOne Corporation
590 Peter Jefferson Parkway
Suite 250
Charlottesville, Virginia 22911
Attn: Human Resources

Any notice to the Participant required under or relating to this Agreement shall be in writing and addressed to the Participant at his address as it appears on the records of the Company.

11.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

12.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties.

13.	Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing signed by the parties or as otherwise provided in the Plan.

14.
Severability.  The various provisions of this Agreement are severable in their entirety.  Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

15.	Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

[16.
Grants Satisfying Employment Agreement.  The Participant acknowledges and understands that this Agreement contain grants which in the aggregate satisfy the Company’s stock compensation commitment for [2012] contained in his employment agreement with the Company.]

To evidence its grant of the Award Shares and the terms, conditions and restrictions thereof, the Company has signed this Agreement as of the Award Date. This Agreement shall not become legally binding unless the Participant has accepted this Agreement within thirty (30) days after the Award Date (or such longer period as the Chairman of the Committee may accept) pursuant to such means as the Committee may permit.  If the Participant fails to timely accept this Agreement, the grant of the Award Shares shall be cancelled and forfeited ab initio.

STELLARONE CORPORATION

By:                                                                Date:Lisa H. Cannell
Lisa H. Cannell
Chief Human Capital Officer

PARTICIPANT:

Date:
<<NAME>>